SIXTH AMENDMENT

TO RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT dated April 11, 2018 (the “Amendment”) to the Retail Fund Participation Agreement dated September 1, 2001 (together with all amendments, supplements and exhibits thereto, the “Agreement”) is made and entered into by and among Hartford Life Insurance Company (“HLI” or the “Company”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), Goldman Sachs Trust, Goldman Sachs Trust II and Goldman, Sachs & Co. (now known as Goldman Sachs & Co. LLC) (“Fund Distributor” or “Underwriter”). Terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

WHEREAS, the parties wish to add Goldman Sachs Trust II as a party to the Agreement and make certain series of Goldman Sachs Trust II available under the Agreement;

WHEREAS, the parties wish to amend the Agreement by adding Class R6 Shares of the Goldman Sachs Financial Square Government Money Market Fund, a series of Goldman Sachs Trust, to the Agreement;

WHEREAS, Class R6 Shares are sold at net asset value without a sales charge and generally are available only to Section 40l(k) plans, Section 403(b) plans, Section 457 plans, profit sharing plans, money purchase pension plans, tax-sheltered annuity plans, defined benefit pension plans, non-qualified deferred compensation plans and non-qualified pension plans or other employee benefit plans (including health savings accounts) or SIMPLE plans that are sponsored by one or more employers (including governmental or church employers) or employee organizations (“Employee Benefit Plans”);

WHEREAS, such Employee Benefit Plans must purchase Class R6 Shares through a plan level or omnibus account;

WHEREAS, effective April 28, 2017, Goldman, Sachs & Co. converted from a New York limited partnership to a New York limited liability company, Goldman Sachs & Co. LLC;

WHEREAS, effective August 15, 2017, Class IR Shares were renamed to Investor Shares;

WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth; and

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                   All references in the Agreement to the “Fund” shall be deemed to apply, as applicable, to Goldman Sachs Trust and Goldman Sachs Trust II.

2.                   All references to Goldman, Sachs & Co., a New York limited partnership, are changed to Goldman Sachs & Co. LLC, a New York limited liability company.

3.                   All references to Class IR  Shares are changed to Investor Shares.

4.                   Section 9.l(a) is hereby amended to replace similar information with the information below:

If to the Company:

Massachusetts Mutual Life Insurance Company

As Administrator for Hartford Life Insurance Company

1295 State Street, Springfield, Massachusetts 01111

Attention: RS Fund Operations, MIP M200-INVST

Telephone: (860) 562-2470

Facsimile: (860) 562-2283

with a copy to:

Law Department, Retirement Services

Massachusetts Mutual Life Insurance Company

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

5.                   Schedule A to the Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

6.                   Schedule B to the Agreement is hereby deleted in its entirety and replaced with the new Schedule B attached hereto.

7.                   In all other respects, the terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this amendment to be executed by their duly authorized officer.

HARTFORD LIFE INSURANCE COMPANY
By Massachusetts Mutual Life Insurance Company,
Its Administrator

By:	[Redacted]
Name:	[Redacted]
Title:	Senior Vice President

GOLDMAN SACHS & CO. LLC

By:	[Redacted]
Name:	[Redacted]
Title:	Managing Director

GOLDMAN SACHS TRUST

By:	[Redacted]
Name:	[Redacted]
Title:	Managing Director

GOLDMAN SACHS TRUST II

By:	[Redacted]
Name:	[Redacted]
Title:	Managing Director

SCHEDULE A

Separate Accounts

Each Separate Account established by resolution of the Board of Directors of  Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts.

Portfolios

All equity series of Goldman Sachs Trust and the multi-manager equity funds and Goldman Sachs GQG Partners International Opportunities Fund of  Goldman Sachs Trust II (‘‘Equity Funds’’)

All fixed income series of  Goldman Sachs Trust and the multi-manager fixed income funds of Goldman Sachs Trust II (“Fixed Income Funds”)

All target date portfolios of Goldman Sachs Trust II (“Target Date Funds”)

Goldman Sachs Financial Square Government Money Market Fund, a series of Goldman Sachs Trust (“Money Market Fund”)

SCHEDULE B

In consideration of the services provided by the Company, Goldman Sachs Trust, Goldman Sachs Trust II and Goldman  Sachs  &  Co.  LLC agree to pay the Company or HSD  an  amount equal to the following basis points per  annum on the average aggregate amount invested by the Company’s Separate Account(s) in each Portfolio under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of  each  calendar  quarter.

Fees paid in accordance with each Fund’s Rule l 2b-1 plan identified below will be made payable to HSD. Sub  T/A Fees paid for sub-accounting/recordkeeping services will be made payable to the Company.

Portfolio	12b-1 Fees	Sub-TA Fees	Additional Revenue
Class A Shares - Equity Funds	0.25%	0.15%	0.15%
Class A Shares - Fixed Income Funds	0.25%	0.15%	0.15%
Class A Shares - Target Date Funds	0.25%	0.15%	0.00%
Institutional Shares - Equity Funds	0.00%	0.00%	0.15%
Institutional Shares - Fixed Income Funds	0.00%	0.00%	0.15%
Institutional Shares - Target Date Funds	0.00%	0.00%	0.00%
R Shares - Equity Funds	0.50%	0.15%	0.15%
R Shares - Fixed Income Funds	0.50%	0.15%	0.15%
R Shares - Target Date Funds	0.50%	0.15%	0.00%
Investor Shares - Equity Funds	0.00%	0.15%	0.15%
Investor Shares - Fixed Income Funds	0.00%	0.15%	0.15%
Investor Shares - Target Date Funds	0.00%	0.15%	0.00%
Class A Shares - Money Market Fund	0.25%	0.00%	0.00%
Institutional Shares - Money Market Fund	0.00%	0.00%	0.00%
R6 Shares - Money Market Fund	0.00%	0.00%	0.00%

Portfolio	Service Fees	Administrative Fees	Additional Revenue
Service Class Shares - Equity Funds	0.25%	0.25%	0.15%
Service Class Shares - Fixed Income Funds	0.25%	0.25%	0.15%
Service Class Shares -Target Date Funds	0.25%	0.25%	0.00%

Wire & ACH instructions for Hartford Securities Distribution 12b-1 and Service  Fees:

Bank of America

Hartford, CT 06115

Acct Name: Hartford Securities Distribution Company

ABA #[Redacted]

Acct# [Redacted]

Wire or ACH  instructions are subject to change without necessitating an amendment and any such change will be  communicated to the Fund by the Company

Please ensure Fund company name, fee type and payment period incurred are included in the wire or ACH